          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2000
                                         REGISTRATION STATEMENT NO. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                            8711                         95-3630868
(State or other jurisdiction of     (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification Number)

                            10260 CAMPUS POINT DRIVE
                           SAN DIEGO, CALIFORNIA 92121
                                 (858) 826-6000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   ----------

                             DOUGLAS E. SCOTT, ESQ.
                    Senior Vice President and General Counsel
                 Science Applications International Corporation
                            10260 Campus Point Drive
                           San Diego, California 92121
                                 (858) 826-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES TO THE PUBLIC:
     FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                   ----------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                   ----------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                                             CALCULATION OF REGISTRATION FEE
=======================================================================================================================
        TITLE OF EACH CLASS          AMOUNT TO BE     PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
  OF SECURITIES TO BE REGISTERED*    REGISTERED   OFFERING PRICE PER UNIT*  AGGREGATE OFFERING PRICE  REGISTRATION FEE**
-----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
$.01 per share....................   115,740 shs.           $30.08                $3,481,459.20           $919.11
=======================================================================================================================

*   Estimated solely for the purpose of calculating the registration fee.

** Pursuant to Rule 429 under the Securities Act of 1933, as amended, (Rule "429"), this Registration Statement contains a combined prospectus that relates to 115,740 shares of the Registrant's Class A Common Stock being registered hereunder, and to 19,884,260 shares of the 20,000,000 shares of the Registrant's Class A Common Stock collectively registered on Registration Statement No. 333-84637 on Form S-4, as amended, previously filed by the Registrant on August 6, 1999; (the "Earlier Registration Statement"). Pursuant to Rule 429, the registration fee covers only the 115,740 shares of Class A Common Stock not previously registered. Fees totaling $60,647 covering the previously registered shares were paid by the Registrant upon filing the Earlier Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                     SUBJECT TO COMPLETION __________, 2000

PROSPECTUS

                    20,000,000 SHARES OF CLASS A COMMON STOCK

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

     We may use this prospectus from time to time to issue our shares of Class A common stock to owners of businesses that we may acquire.

     STOCK AS CONSIDERATION: We may pay for our acquisitions with Class A common stock, cash, promissory notes, the assumption of liabilities or commitments to make future capital contributions to the acquired business, or any combination of these considerations. We may structure the acquisitions in a variety of ways, including acquiring stock, partnership interests, limited liability company interests or assets of the acquired business or merging or consolidating the acquired company with us or one of our subsidiaries. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or persons who control the acquired business. We may be required to provide further information by means of a post-effective amendment to the Registration Statement or supplement to this prospectus once we know the actual information concerning an acquisition and the company to be acquired.

     EXPENSES: We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing the shares for acquisitions, although we may pay finder's fees in cash in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

     RESALES: All of the shares of Class A common stock offered by this prospectus may, subject to certain conditions, also be offered and resold from time to time pursuant to this prospectus, as may be supplemented, by the persons who receive shares of Class A common stock in acquisitions.

     RESTRICTIONS ON TRANSFER: Our certificate of incorporation limits a stockholder's right to transfer the Class A common stock. We have a right to repurchase the shares of Class A common stock if a stockholder's employment or affiliation with us terminates.

     RISKS OF OFFERING: THE SHARES OF CLASS A COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS ________, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information......................................     3
Science Applications International Corporation...........................     4
Risk Factors.............................................................     5
The Offering.............................................................     9
Resales by Affiliates of Acquired Companies..............................    10
Selected Financial Data..................................................    12
Description of Class A Common Stock......................................    13
Legal Matters............................................................    17
Experts..................................................................    17


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 to register the shares of Class A common stock being offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the shares of Class A common stock offered in this prospectus, you should refer to the registration statement and its exhibits and our other SEC filings.

     You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering covered by this prospectus is completed:

     -   Annual Report on Form 10-K for the year ended January 31, 2000

     -   Quarterly Report on Form 10-Q for the quarter ended April 30, 2000

     - Current Reports on Form 8-K filed with the SEC on February 18, 2000, April 19, 2000, July 5, 2000 and July 20, 2000

     You may request a copy of these filings, at no cost, by writing to or telephoning our corporate secretary at the following address and telephone number:

         Science Applications International Corporation
         10260 Campus Point Drive
         San Diego, California 92121
         Attention: Corporate Secretary
         Tel: (858) 826-7323

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER THIS PROSPECTUS.

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

     SAIC's primary business is offering professional and technical services to both commercial and government customers worldwide. We also design and develop high technology products. Through one of our subsidiaries, Telcordia Technologies, Inc., we provide software, engineering and consulting services, advanced research and development, and technical training to the telecommunications industry.

     SAIC provides technical services mainly in the following market areas:

     -   telecommunications

     -   national security

     -   health care

     -   energy

     -   environment

     -   information technology

     -   space

     -   criminal justice

     Acquisitions, investments and joint ventures have contributed to a significant portion of our growth in revenues and profitability in recent years. We financed our acquisitions of businesses in fiscal years 2000, 1999 and 1998 primarily with cash from operations. We expect to evaluate potential acquisitions, investments and joint ventures on an ongoing basis. Although we have generally been successful in identifying, completing and integrating into our company acquisitions, investments and joint ventures in the past, we cannot assure you that we will be able to continue to do so. We also cannot assure you that we can accurately estimate the financial effects of these transactions on our business.

     Our principal office and corporate headquarters are located in San Diego, California at 10260 Campus Point Drive, San Diego, California 92121 and our telephone number is (858) 826-6000.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below in your evaluation of us and our business. These are not the only risks and uncertainties that we face. If any of these risks or uncertainties actually occur, our business, financial condition or operating results could be materially harmed and the price of our Class A common stock could decline.

RISKS RELATING TO OUR BUSINESS

A SUBSTANTIAL PERCENTAGE OF OUR REVENUE IS FROM U.S. GOVERNMENT CUSTOMERS AND THE REGIONAL BELL OPERATING COMPANIES

     We derive a substantial portion of our revenues from the U.S. Government in our capacity as a prime contractor or a subcontractor. The percentage of total revenues from the U.S. Government was 52% in fiscal year 2000, 50% in fiscal year 1999 and 66% in fiscal year 1998. Our revenues could be adversely impacted by a reduction in the overall level of U.S. Government spending and by changes in its spending priorities from year to year. Furthermore, even if the overall level of U.S. Government spending does increase or remains stable, the budgets of the government agencies with whom we do business may be decreased or our projects with them may not be sufficiently funded, particularly because Congress usually appropriates funds for a given project on a fiscal-year basis even though contract performance may take more than one year. In addition, obtaining U.S. Government contracts continues to be competitive as our revenue growth shifts toward contracts with lower reimbursable costs.

     Our wholly-owned subsidiary, Telcordia Technologies, Inc. (which we refer to as Telcordia), has historically derived a majority of its revenues from the regional Bell operating companies, which we call RBOCs. The percentage of total Telcordia revenues from the RBOCs was 53% in fiscal year 2000 and 62% in fiscal year 1999. In order for Telcordia to maintain or exceed historical growth rates, it will need to continue to increase its market share from the RBOCs and/or diversify its business by obtaining new customers. Loss of business from the RBOCs could reduce revenues.

     We have made progress in our efforts to diversify our business across a greater number of customers. However, we still remain heavily dependent upon the U.S. Government as a primary customer and the RBOCs are a major source of Telcordia's revenues. Our future success and revenue growth will depend in part upon our ability to expand our customer base.

WE MAY NOT BE ABLE TO IMPLEMENT OUR ACQUISITION STRATEGY

     We have historically supplemented our internal growth through acquisitions, investments and joint ventures. We evaluate potential acquisitions, investments and joint ventures on an ongoing basis. Our acquisition and investment strategy poses many risks, including:

     - We may not be able to compete successfully for available acquisition candidates, complete future acquisitions and investments or accurately estimate their financial effect on our business

     - Future acquisitions, investments and joint ventures may require us to issue additional common stock, spend significant cash amounts or decrease our operating income

     - We may have trouble integrating the acquired business and retaining their personnel

     - Acquisitions, investments or joint ventures may disrupt our business and distract our management from other responsibilities

     - To the extent that any of the businesses which we acquire or in which we invest fail, our business could be harmed

WE MAY SUFFER ADVERSE CONSEQUENCES IF WE ARE DEEMED TO BE AN INVESTMENT COMPANY

     We believe that we are actively engaged in the business of providing professional and technical scientific services, together with computer and systems technology, to our customers. However, as a result of recent investments by our wholly-owned subsidiary, SAIC Venture Capital Corporation, and the sale of our stock of Network Solutions, Inc., we may be deemed to be an investment company in the future. Investment companies are subject to registration under, and must operate in compliance with, the Investment Company Act of 1940 unless a particular exclusion or exemption applies. Although we currently are not required to register under this Act, fluctuations in the value of our investments or of our other assets may subject us to registration in the future. As a result, we may be required to take various precautionary steps solely to avoid registration, including the disposition or acquisition of certain assets. It would not be feasible for us to be regulated as an investment company because the Investment Company Act rules are inconsistent with our business strategy.

WE FACE INCREASING RISKS ASSOCIATED WITH OUR GROWING INTERNATIONAL BUSINESS

     Our revenues from customers outside the U.S. are expected to continue to increase in the future. Consequently, we are increasingly subject to the risks of conducting business internationally. These risks include:

     -   unexpected changes in regulatory requirements

     -   tariffs

     -   political and economic instability

     -   restrictive trade policies

     -   inconsistent product regulation

     -   cost of complying with a variety of laws

     -   licensing requirements or other legal restrictions

     We do not know the impact of such regulatory, geopolitical and other factors may have on our business in the future.

     We have transactions denominated in foreign currencies because some of our business is conducted outside of the United States. In addition, our foreign subsidiaries generally conduct business in foreign currencies. We are exposed to fluctuations in exchange rates, which could result in losses and have a significant impact on our results of operations. This risk may be significant for entities, such as INTESA, a Venezuelan joint venture in which we own 60%, that operate in a highly inflationary economy. Our risks include the possibility of significant changes in exchange rates and the imposition or modification of foreign exchange controls by either the U.S. or applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. We may use forward foreign currency exchange rate contracts to hedge against movements in exchange rates for contracts denominated in foreign currencies. We cannot assure you that a significant fluctuation in exchange rates will not have a significant negative impact on our results of operations.

WE ARE DEPENDENT UPON THE SERVICES OF DR. BEYSTER AND OTHER KEY PERSONNEL

     Our success to date has been a result of the contributions of our founder and chief executive officer, J.R. Beyster (age 75), and, to a lesser extent, our other executive officers. Dr. Beyster and these executive officers are expected to continue to make important contributions to our success. The loss of any of these key personnel could materially affect our operations. We generally do not have long-term employment contracts with these key personnel nor do we maintain "key person" life insurance policies.

WE FACE RISKS RELATING TO GOVERNMENT CONTRACTS

     The Government May Modify, Curtail or Terminate Our Contracts. Many of the U.S. Government programs in which we participate as a contractor or subcontractor may extend for several years; however, such programs are normally funded on an annual basis. The U.S. Government may modify, curtail or terminate its contracts and subcontracts at its convenience. Modification, curtailment or termination of our major programs or contracts could have a material adverse effect on our results of operations and financial condition.

     Our Business is Subject to Potential Government Inquiries and Investigations. We are from time to time subject to certain U.S. Government inquiries and investigations of our business practices due to our participation in government contracts. We cannot assure you that any such inquiry or investigation would not have a material adverse effect on our results of operations and financial condition.

     Our Contract Costs are Subject to Audits by Government Agencies. The costs we incur on our U.S. Government contracts, including allocated indirect costs, may be audited by U.S. Government representatives. These audits may result in adjustments to our contract costs. We normally negotiate with the U.S. Government representatives before settling on final adjustments to our contract costs. Substantially all of our indirect contract costs have been agreed upon through fiscal year 1999. We have recorded contract revenues in fiscal year 2000 based upon costs we expect to realize upon final audit. However, we do not know the outcome of any future audits and adjustments and we may be required to reduce our revenues or profits upon completion and final negotiation of these audits.

FAILURE TO CONTROL FIXED-PRICE CONTRACTS MAY RESULT IN REDUCED PROFITS OR IN LOSSES

     The percentage of our revenues from firm fixed-price contracts was 41% for fiscal year 2000, 39% for fiscal year 1999 and 32% for fiscal year 1998. Because we assume the risk of performing a firm fixed-price contract at a set price, the failure to accurately estimate ultimate costs or to control costs during performance of the work could result, and in some instances has resulted, in reduced profits or in losses for such contracts.

PRE-CONTRACT COSTS MAY NOT BE RECOVERED

     Any costs we incur before the execution of a contract or contract amendment are incurred at our risk, and it is possible that the customer will not reimburse us for such costs. At April 30, 2000, we had unbilled receivables of $21,332,000 included in revenues, exclusive of related fees, for such pre-contract costs. We cannot assure you that contracts or contract amendments will be executed or that the related costs will be recovered.

RISKS RELATING TO OUR INDUSTRY

WE MUST ATTRACT, TRAIN AND RETAIN SKILLED EMPLOYEES

     The availability of highly trained and skilled professional, administrative and technical personnel is critical to our future growth and profitability. Competition for scientists, engineers, technicians, management and professional personnel is intense and competitors aggressively recruit key employees. Because of our growth and competition for experienced personnel, it has become more difficult to meet all of our needs for such employees in a timely manner. We intend to continue to devote significant resources to recruit, train and retain qualified employees; however, we cannot assure you that we will be able to attract and retain such employees on acceptable terms. Any failure to do so could have a material adverse effect on our operations.

OUR FAILURE TO REMAIN COMPETITIVE COULD HARM OUR BUSINESS

     Our business is highly competitive, particularly in the business areas of telecommunications and information technology outsourcing. We compete with larger companies that have greater financial resources and larger technical staffs. We also compete with smaller, more specialized entities who are able to concentrate their resources on particular areas. In addition, we compete with the U.S. Government's own in-house capabilities and federal non-profit contract research centers. To continue our success, we must provide superior service and performance on a cost-effective basis.

RISKS RELATING TO OUR STOCK

NO PUBLIC MARKET EXISTS FOR OUR STOCK AND STOCKHOLDER'S ABILITY TO SELL OUR STOCK IS LIMITED

     There is no public market for the Class A common stock. The limited market maintained by our wholly-owned broker-dealer subsidiary, Bull, Inc., permits existing stockholders to offer our stock for sale only on predetermined trade dates (which we refer to as a Trade Date). Generally, there are four Trade Dates each year. If there are insufficient buyers for the stock on any Trade Date, our stockholders may not be able to sell stock on the Trade Date. We are authorized but not obligated to purchase shares of Class A common stock in the limited market on any Trade Date, and accordingly, our stockholders may be unable to sell all the shares they desire.

OUR STOCK PRICE IS DETERMINED BY OUR BOARD OF DIRECTORS AND IS NOT ESTABLISHED BY MARKET FORCES

     Our stock price is not determined by a trading market of bargaining buyers and sellers. Our board of directors determines the price at which the Class A common stock trades in the limited market pursuant to a valuation process which includes a formula adopted by the board of directors. Our board of directors believes that the stock price represents a fair market value; however, we cannot assure you that the stock price represents the value that would be obtained if our stock was publicly traded. The formula, which is one part of the valuation process, does not specifically include variables reflecting all financial and valuation criteria that may be relevant. In addition, our board of directors generally has broad discretion to modify the formula. Except for changes in the Market Factor used in the formula, which may change considerably from quarter to quarter as appropriate to reflect changing business, financial and market conditions, the mechanical application of the formula tends to reduce the impact of quarterly fluctuations in our operating results on the stock price because the formula takes into account our net income for the four preceding quarters.

FUTURE RETURNS ON OUR CLASS A COMMON STOCK MAY DIFFER SIGNIFICANTLY FROM HISTORICAL RETURNS

     We cannot assure you that the price of our Class A common stock will provide returns in the future comparable to those achieved historically or that the price will not decline.

CHANGES IN OUR BUSINESS MAY INCREASE THE VOLATILITY OF THE STOCK PRICE

     The stock price of our Class A common stock could be subject to greater fluctuations than it has experienced in the past. The increased volatility may result from the impact on our stock price of:

     - our ownership interest in publicly traded companies. As our ownership of securities of publicly traded companies continues to increase, our stock price will be affected by the volatility of the price of those companies' shares. In particular, the stock price of technology companies has been subject to a high degree of volatility

     - the increase of our commercial and international business as a proportion of our overall business and the greater volatility associated with companies in those business areas

     - the impact of acquisitions, investments and joint ventures that we may pursue in the future

     Finally, the Market Factor in the formula may change considerably from quarter to quarter, as appropriate, to reflect changing business, financial and market conditions.

THE ABILITY OF A STOCKHOLDER TO SELL OR TRANSFER OUR CLASS A COMMON STOCK IS RESTRICTED

     Our certificate of incorporation limits our stockholders' ability to sell or transfer shares of Class A common stock in some circumstances. These restrictions include:

     - our right of first refusal to purchase shares a stockholder offers to sell to a third party other than in our limited market

     - our right to repurchase shares upon the termination of a stockholder's employment or affiliation with us

     The repurchase restriction generally is not extended with respect to employees who qualify for our Alumni Program and who elect to have us defer our repurchase rights for five years.

RESTRICTIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DISCOURAGE TAKEOVER ATTEMPTS THAT YOU MIGHT FIND ATTRACTIVE

     Our certificate of incorporation and bylaws may discourage or prevent attempts to acquire control of us that are not approved by our board of directors, including transactions in which stockholders might receive a premium for their shares above the stock price. Our stockholders may view such a takeover attempt favorably. In addition, the restrictions may make it more difficult for our stockholders to elect directors.

FORWARD-LOOKING STATEMENT RISKS

YOU MAY NOT BE ABLE TO RELY ON FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus or in documents that we incorporate by reference includes some forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance or achievements expressed or implied by these forward-looking statements.

     In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known or unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are warned not to rely on the forward-looking statements. A forward-looking statement is usually identified by our use of certain terminology including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends," or by discussions of strategies or intentions. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

                                  THE OFFERING

THE ACQUISITIONS

     We may offer up to 20,000,000 shares of Class A common stock from time to time under this prospectus in connection with one or more acquisitions. We may pay for our acquisitions with Class A common stock, cash, promissory notes, the assumption of liabilities or commitments to make future capital contributions to the acquired business, or any combination of these considerations. We may structure the acquisitions in a variety of ways, including acquiring stock, partnership interests, limited liability company interests or assets of the acquired business or merging or consolidating the acquired company with us or one of our subsidiaries. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or persons who control the acquired business.

     We expect that, in most cases, the aggregate market value of the Class A common stock we issue in connection with any acquisition will be determined upon signing or closing of the acquisition agreement. The shares may be issued in installments or subject to contingencies or vesting requirements. We do not expect that any individual who is an officer, director, employee or affiliate of us or any of our subsidiaries will be receiving any shares of Class A common stock offered by this prospectus.

ACQUISITION STRATEGY

     Our acquisition strategy is primarily to target companies or business operations that would add new or complementary technologies, capabilities or customers. We may also acquire companies or business operations involving existing capabilities or customers in order to increase our presence in the relevant markets.

STOCKHOLDER APPROVAL

     We do not anticipate that any of the acquisitions will require the approval of our stockholders. Therefore, under

Delaware law, our stockholders would not have any dissenters' rights with respect to any of the acquisitions. Generally, the stockholders of an acquired company must approve an acquisition if it involves the sale of all or substantially all of the assets of the company to be acquired or the merger or consolidation of the acquired company with us or one of our subsidiaries. The laws of the state of incorporation of the acquired company and/or its charter documents will determine the availability of appraisal or similar rights to stockholders of the acquired company who oppose the acquisition.

COMPENSATION

     The offering will be conducted primarily through the efforts of our management. We do not expect that any of our officers, directors, employees or affiliates will receive any direct or indirect compensation relating to the offering. We also do not expect that any of these persons will have any material interest, direct or indirect, in any acquisition we consider.

     We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing the shares for acquisitions, although we may pay finder's fees in cash in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

     We expect to account for the acquisitions by the purchase method of accounting in which case the stock or assets acquired will be valued based on the fair market value of the consideration we pay, including any of the shares of Class A common stock.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax consequences of the acquisitions are likely to be different, depending on the structure of each specific acquisition and the terms of the governing acquisition agreement. We cannot determine the federal income tax consequences to the acquired company, its stockholders or to us until the acquisition is actually structured. However, we do not expect any acquisition to have significant federal income tax consequences to us. On the other hand, the federal income tax consequences to the acquired company or its stockholders may be significant. Therefore, the acquired company and each of its stockholders should consult their own tax advisors as to the tax consequences of the transaction before deciding whether to participate in or to approve an acquisition in which the acquired company or its stockholders would receive shares of Class A common stock.

                   RESALES BY AFFILIATES OF ACQUIRED COMPANIES

     This prospectus has also been prepared for use by those persons who receive shares we issue in acquisitions and who control or are controlled by the acquired company. These affiliates of the acquired company may be required to offer and sell the Class A common stock under circumstances requiring the use of a prospectus. However, none of these affiliates will be authorized to use this prospectus for any offer or sale of the Class A common stock without our prior consent. We may consent to the use of this prospectus, together with a prospectus supplement, if required, for a limited period of time by these affiliates, subject to limitations and conditions which may be varied by agreement between us and the affiliates.

     Resales of the shares may be through:

     -   private transactions or

     - in the limited secondary market maintained by us through Bull, Inc., our wholly-owned broker-dealer subsidiary

     Bull, Inc. was organized in 1973 for the purpose of providing liquidity to our stockholders. Stockholders can generally sell shares of Class A common stock in the limited market on the four predetermined trade dates in each year.

     In connection with the transactions involving resales of the shares of Class A common stock received in an acquisition the affiliate may be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized on the sales by these affiliates may be regarded as underwriting compensation.

     When resales on behalf of the affiliates are to be made through our limited market, the affiliates, like all our stockholders selling shares in the limited market (other than us and certain of our employee benefit plans), will pay Bull, Inc. a 1.5% commission. In connection with these sales, Bull, Inc. may be deemed to be an underwriter within the meaning of the Securities Act and any commissions earned by Bull, Inc. may be deemed to be underwriting compensation under the Securities Act.

     A prospectus supplement, if required, will be filed under Rule 424(c) under the Securities Act, disclosing the number of shares involved, the price at which the shares were sold by the affiliate, the commissions to be paid by the affiliate to Bull, Inc. and information about the affiliate.

                             SELECTED FINANCIAL DATA

     The selected historical financial information set forth below should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus. The selected historical financial information set forth below at January 31, 2000 and 1999, and for the years ended January 31, 2000, 1999 and 1998 has been derived from our audited consolidated financial statements incorporated by reference into this prospectus. The selected historical financial information set forth below at January 31, 1998, 1997 and 1996 and the years ended January 31, 1997 and 1996 has been derived from audited consolidated financial statements not included or incorporated by reference into this prospectus. The selected historical financial information set forth below as of and for the three months ended April 30, 2000 and 1999 has been derived from our unaudited interim financial statements incorporated by reference into this prospectus which, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited interim periods. Interim operating results and balance sheet information are not necessarily indicative of the operating results or financial condition that may be expected for the full year.


                                      THREE MONTHS
                                      ENDED APRIL 30                                YEAR ENDED JANUARY 31
                                --------------------------   ----------------------------------------------------------------------
                                 2000(1)(2)       1999(2)       2000(2)         1999          1998(3)         1997         1996
                                -----------    -----------   -----------    -----------    -----------    -----------   -----------
                                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues .....................  $ 1,240,274    $ 1,184,006   $ 5,529,676    $ 4,740,433    $ 3,089,351    $ 2,402,224   $ 2,155,657
Cost of revenues .............      993,193        910,896     4,303,862      3,732,890      2,623,339      2,094,447     1,875,183
Selling, general and
  administrative expenses ....      184,434        192,910       877,633        684,905        301,093        191,836       173,742
Interest expense .............        5,781          8,594        27,274         33,813         11,682          4,925         4,529
Other (income) ...............   (1,693,112)      (714,757)     (784,678)       (17,012)       (15,864)        (2,193)         (111)
Minority interest in
  income of consolidated
  subsidiaries................        2,746          6,500        44,200         17,842         10,608             --            --
Provision for income taxes ...      672,684        331,442       441,536        137,307         73,699         49,529        45,018
                                -----------    -----------   -----------    -----------    -----------    -----------   -----------
Net income ...................  $ 1,074,548    $   448,421   $   619,849    $   150,688    $    84,794    $    63,680   $    57,296
                                ===========    ===========   ===========    ===========    ===========    ===========   ===========
Earnings per share(4):
  Basic ......................  $      4.47    $      1.92   $      2.61    $       .67    $       .41    $       .32   $       .30
                                ===========    ===========   ===========    ===========    ===========    ===========   ===========
  Diluted ....................  $      4.13    $      1.77   $      2.42    $       .62    $       .39    $       .31   $       .28
                                ===========    ===========   ===========    ===========    ===========    ===========   ===========
Common equivalent shares(4):
  Basic ......................      240,341        233,209       237,586        222,483        205,397        196,630       192,573
                                ===========    ===========   ===========    ===========    ===========    ===========   ===========
  Diluted ....................      259,910        252,872       256,268        241,216        219,226        206,956       201,140
                                ===========    ===========   ===========    ===========    ===========    ===========   ===========

                                        APRIL 30                                       JANUARY 31
                               ------------------------    ------------------------------------------------------------------
                                  2000           1999          2000         1999          1998          1997           1996
                               ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total assets ..............    $5,348,030    $3,851,864    $4,405,248    $3,172,546    $2,415,234    $1,012,462    $  859,290
Working capital ...........     1,522,153       879,285       848,702       369,473        94,588       270,553       227,185
Long-term debt ............       118,496       137,525       121,289       143,051       145,958        15,227        15,592
Long-term liabilities .....       259,723       339,241       360,362       318,002       313,677        29,114        18,524
Stockholders' equity ......     2,837,901     1,644,285     1,830,282     1,084,602       754,778       527,459       458,132

----------

(1) Network Solutions, Inc. ("NSI"), a former subsidiary of ours, merged with VeriSign, Inc. ("VeriSign") on June 8, 2000. Effective in the three months ended April 30, 2000, we no longer consolidated NSI because of a recomposition of the NSI board of directors and our ownership interest at that time. Subsequent to the merger of NSI with VeriSign, we hold approximately 9% of VeriSign's outstanding shares.

(2) Other income for the three months ended April 30, 2000 and 1999 includes interest income of $32 million and $17 million, respectively, and gain on sale of subsidiary stock of $1.5 billion and $698 million for the same periods, respectively. For the year ended January 31, 2000, other income includes interest income of $55 million in addition to a $698 million gain on sale of subsidiary stock.

(3) Telcordia was acquired in the fourth quarter of 1998; therefore, a full year of operations is not reflected.

(4) Share and per share data have been restated to reflect the 4-for-1 stock split effective August 31, 1999.


                       DESCRIPTION OF CLASS A COMMON STOCK

     We are authorized to issue

     -   1,000,000,000 shares of Class A common stock

     -   5,000,000 shares of Class B common stock

     -   3,000,000 shares of preferred stock

     As of July 31, 2000, 228,722,254 shares of Class A common stock, 288,612 shares of Class B common stock and no shares of preferred stock were issued and outstanding.

     As of July 31, 2000, there were 32,220 record holders of Class A common stock and 155 record holders of Class B common stock.

COMMON STOCK

GENERAL

   VOTING

     Except as otherwise provided by law, the holders of shares of Class A and Class B common stock vote together as a single class in all matters. Each holder of Class A common stock has one vote per share and each holder of Class B common stock has 20 votes per share.

     All the holders of common stock are entitled to cumulate their votes for the election of directors. This means that each Class A stockholder can cast the number of votes that equals the number of shares of Class A common stock held multiplied by the number of directors to be elected. Each Class B stockholder can cast 20 times the number of shares of Class B common stock held multiplied by the number of directors to be elected. Each stockholder may cast all of their votes for a single nominee or may distribute them among any two or more nominees as the stockholder sees fit.

   CLASSIFIED BOARD OF DIRECTORS

     Our certificate of incorporation provides for a classified board of directors consisting of three classes which shall be nearly as equal in number as possible. The number of authorized directors is currently fixed at 19 directors, with six directors in each of Class I and Class II and seven directors in Class III. Each year the stockholders elect a different class of directors to serve a three-year term. Classification of the board of directors requires a greater number of votes to ensure the election of a director than would be required without the classification.

   DIVIDENDS

     Subject to the rights of any preferred stockholders, our common stockholders have the right to receive dividends that our board of directors declares and to share proportionately in our assets in the event of liquidation or dissolution, after payment of any amounts due to creditors. Any dividend or distribution made with respect to a share of Class B common stock must be 20 times the dividend or distribution made with respect to each share of Class A common stock.

   RECLASSIFICATION

     Neither class of common stock may be subdivided, consolidated, reclassified or otherwise changed unless the relative powers, preferences, rights, qualifications, limitations and restrictions applicable to the other class of common stock are maintained.

   PROHIBITION ON ISSUANCE OF CLASS B COMMON STOCK

     Under the terms of our certificate of incorporation, we are prohibited from issuing any additional shares of Class B common stock. The holders may convert each share of Class B common stock at any time into 20 shares of Class A common stock. We will retire all shares of Class B common stock that we reacquire and those shares will not be available for reissuance.

   MERGERS, CONSOLIDATIONS OR BUSINESS COMBINATIONS

     In any merger, consolidation or business combination to which we are a party, other than one where we are the surviving corporation and which does not result in any reclassification of or change in the outstanding shares of common stock, each share of Class B common stock is entitled to receive 20 times the consideration to be received with respect to each share of Class A common stock.

   MERGERS WITH RELATED PERSONS

     Our certificate of incorporation generally requires that mergers and certain other business combinations between us and a related person must be approved by the holders of securities having 80% of our outstanding voting power, as well as by the holders of a majority of such securities that are not owned by the related person. A "related person" means any holder of 5% or more of our outstanding voting power. Under Delaware law, unless the certificate of incorporation provides otherwise, only a majority of our outstanding voting power is required to approve certain of these transactions, such as mergers and consolidations, while certain other of these transactions would not require stockholder approval.

     The 80% and majority of independent voting power requirements of our certificate of incorporation will not apply, however, to a business combination with a related person, if the transaction

(1) is approved by our board of directors before the related person acquired beneficial ownership of 5% or more of our outstanding voting power, or

(2) is approved by at least a majority of the members of our board of directors who are not affiliated with the related person and who were directors before the related person became a related person, or

(3) involves only us and one or more of our subsidiaries and certain other conditions are satisfied.

   AMENDMENT OF CHARTER

     The amendment of certain provisions of our certificate of incorporation and bylaws require the approval of at least two-thirds of the total voting power of all of our outstanding shares of voting stock. These provisions relate to the number of directors, the election of directors and the vote of stockholders required to modify the provisions of the certificate of incorporation and bylaws requiring these approvals.

   TRANSFER AGENT

     We act as our own transfer agent for both the Class A and Class B common stock.

RESTRICTIONS ON CLASS A COMMON STOCK

     The shares of Class A common stock are subject to restrictions under our certificate of incorporation, including

1.   Right of Repurchase Upon Termination of Employment or Affiliation

     Generally, shares of Class A common stock are subject to our right of repurchase upon the termination of the stockholder's employment or affiliation with us.

     Our right of repurchase does not apply to shares of Class A common stock that are held by a stockholder who received the shares

     - in connection with our reorganization in 1984 in exchange for our shares that were not subject to a right of repurchase upon termination of employment or affiliation

     - upon exercise of a non-qualified stock option granted prior to October 1, 1981 under our 1979 Stock Option Plan that were not converted into incentive stock options

     - in exchange for shares of Class B common stock that were not subject to a right of repurchase upon termination of employment or affiliation

     - in connection with a stock dividend or a stock split on the outstanding shares of Class A common stock which have been issued under any of the circumstances described in the bullet points above

     Our right of repurchase will apply to all shares of Class A common stock which the stockholder has the right to acquire after his or her termination of employment or affiliation under

     - any of our employee benefit plans, except our Employee Stock Retirement Plan or any other retirement or pension plan that we or one of our subsidiaries adopt that does not provide us the repurchase right

     - any option or other contractual right to acquire shares of Class A common stock which was in effect at the date of the termination of employment or affiliation

     Our right of repurchase is exercised by mailing a written notice to the stockholder within 60 days following termination of employment or affiliation.

     If we repurchase the shares, the price will be the stock price per share on the date

     - of the termination of employment or affiliation, for shares owned by the stockholder on that date or shares acquired after that date in connection with options or other contractual right which were in effect on that date or

     - the shares are distributed to the holder, for shares distributed to the holder after termination of employment or affiliation in connection with any of our employee benefit plans

     We will pay for the shares in cash within 90 days of the date used to determine the repurchase price.

     Our repurchase right generally is not extended with respect to qualified employees who elect to have us defer our repurchase right for five years. Under our Alumni Program, an employee who is over 59 1/2 and has more than 10 years of employment with us at the date of his or her retirement can make this election. During the five-year deferral period, the stockholder may sell shares in our limited market or transfer shares to family members. At the end of the five-year deferral period, all the shares will be subject to repurchase at the stock price in effect at that time. The Alumni Program pertains only to the deferral of our right of repurchase. It does not provide the employee any rights with respect to the vesting or forfeiture of any shares or options the employee holds at the date of his or her retirement, nor does it guarantee that we will repurchase the shares at the end of the deferral period.

2.   Right of First Refusal

     If a stockholder wants to sell any shares of Class A common stock other than in our limited market, the stockholder must give notice first to our corporate secretary. The notice must include the following:

     - a statement signed by the stockholder that he or she wants to sell shares of Class A common stock and has received a valid offer to purchase the shares

     - a statement signed by the person offering to buy the shares that includes the following:

         -- the intended purchaser's full name, address and taxpayer identification number

         --   the number of shares to be purchased

         --   the price per share to be paid

         --   the other terms under which the purchase is intended to be made

         -- a representation that the offer, under the terms specified, is valid

     - if the purchase price is payable in cash, a copy of a certified check, cashier's check or money order payable to the stockholder from the purchaser in the amount of the purchase price to be paid in cash

     We have the right to purchase the shares from the stockholder within 14 days on the same terms described in the notice. If we do not exercise this right, the holder may sell the shares within 30 days to the person and at the price and on the terms identified in the notice. The holder may not sell the shares to any other person or at any different price or on any different terms without first re-offering the shares to us.

3.   Transfers Other than by Sale

     Except for sales in our limited market and as described above, a stockholder may not sell, assign or transfer any shares of Class A common stock without our prior written approval. We may require the person to whom the shares are transferred to agree to hold the shares subject to our right to repurchase the shares upon the termination of employment or affiliation of the employee, director or consultant who is transferring the shares.

4.   Lapse or Waiver of Restrictions

     All of the restrictions on the Class A common stock will automatically terminate if we make an underwritten public offering of either class of our common stock or apply to have any class of our common stock listed on a national securities exchange. In addition, our board of directors may waive any or all of the restrictions on shares of Class A common stock in other circumstances that they deem appropriate.

PREFERRED STOCK

     Under our certificate of incorporation, the board of directors may issue shares of preferred stock at any time in one or more series without stockholder approval. The board of directors determines the designations, preferences and relative rights, qualifications and limitations of each series. Each series of preferred stock could rank senior to the Class A and Class B common stock with respect to dividend, redemption and liquidation rights.

     Holders of preferred stock would not have any preferential right to purchase any shares of our capital stock. We do not have any present plan to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS

     The combined effect of a variety of provisions may discourage, delay or prevent attempts to acquire control of us that are not approved by our board of directors. These provisions include:

     - the classification of our board of directors into three different classes

     -   the cumulative voting rights of the stockholders

     - the supermajority vote requirements for mergers or business combinations with related persons

     - the provisions of our certificate of incorporation and bylaws requiring two-thirds approval for certain amendments to the certificate of incorporation or bylaws

     -   our right of first refusal

     -   our right of repurchase upon termination of employment or affiliation

     These provisions may have the effect of discouraging takeover attempts that some stockholders might consider to be in their best interests, including tender offers in which stockholders might receive a premium for their shares over the stock price available in our limited market. These provisions may also make it more difficult for individual stockholders or a group of stockholders to elect directors. However, our board of directors believes that these provisions are in the best interests of our stockholders and us. These provisions may encourage potential acquirers to negotiate directly with the board of directors, which is in the best position to act on behalf of all stockholders.


                                  LEGAL MATTERS

     The legality of the Class A common stock being offered hereby has been reviewed for us by Douglas E. Scott, Esquire, Senior Vice President and General Counsel of Science Applications International Corporation. As of July 31, 2000, Mr. Scott owned of record 69,207 shares of Class A common stock, had the right to acquire an additional 110,000 shares pursuant to previously granted stock options and beneficially owned a total of 19,090 shares through our retirement plans.


                                     EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Annual Report on Form 10-K of Science Applications International Corporation for the year ended January 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated on their reports which are incorporated herein by reference, and have been so incorporated in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements as of January 31, 1999 and for the years ended January 31, 1999 and 1998 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                20,000,000 SHARES

                              CLASS A COMMON STOCK






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                               -------------------

                               P R O S P E C T U S

                               -------------------




                              ______________, 2000

     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against certain circumstances. Article FIFTEENTH of the Registrant's Restated Certificate of Incorporation provides that the Registrant indemnify its directors and officers to the fullest extent permitted by law.

     Registrant also has directors and officers liability insurance, with policy limits of $50 million, under which directors and officers of the Registrant are insured against certain liabilities which they may incur in such capacities.

ITEM 21.  EXHIBITS

       EXHIBIT
        NUMBER             DESCRIPTION OF EXHIBITS                       INCORPORATED BY REFERENCE TO
       -------             -----------------------                       ----------------------------
          4(a)  Article FOURTH of the Registrant's              Annex I of the Registrant's Proxy Statement
                Certificate of Incorporation                    for the 1999 Annual Meeting of Stockholders as
                                                                filed April 1999 with the SEC

         10(a)  Form of Alumni Agreement                        Exhibit 4(w) to the Registrant's Annual Report
                                                                on Form 10-K for the fiscal year ended
                                                                January 31, 1997

             5  Opinion of Douglas E. Scott, Esq.**

            21  Subsidiaries of the Registrant**

         23(a) Consent of Douglas E. Scott, Esq. (contained in Exhibit 5 to this Registration Statement)

         23(b)  Consent of Deloitte & Touche LLP**


         23(c)  Consent of PricewaterhouseCoopers LLP**

**  Filed herewith

ITEM 22.  UNDERTAKINGS

     (a) Rule 415 Offering

     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; excluding information contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings incorporating subsequent Exchange Act documents by reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Registration on Form S-4 of securities offered for resale

         (1) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The undersigned registrant undertakes that every prospectus

              (i) that is filed pursuant to paragraph (1) immediately preceding, or

              (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Securities and Exchange Commission policy regarding indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) Requests for information

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) Post-Effective amendments

     The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on August 8, 2000.

                                       SCIENCE APPLICATIONS
                                       INTERNATIONAL CORPORATION

                                                    /s/ J.R. Beyster
                                       -----------------------------------------
                                                      J.R. Beyster
                                                 Chairman of the Board
                                              and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J.D. Heipt and D.E. Scott, or any one of them jointly and severally, such person's attorneys-in-fact, each with the power of substitution, for such person in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, and hereby ratifies and confirms all that each of said attorneys-in-fact, or each of their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                              TITLE                         DATE
              ---------                              -----                         ----
       /s/ J.R. Beyster                    Chairman of the Board and           August 8, 2000
--------------------------------------     Principal Executive Officer
         J. R. Beyster

      /s/ S.A. Roper, Jr.                  Principal Financial Officer         August 8, 2000
--------------------------------------
       W. A. Roper, Jr.

       /s/ P.N. Pavlics                    Principal Accounting Officer        August 8, 2000
--------------------------------------
         P. N. Pavlics

       /s/ D.P. Andrews                              Director                  August 8, 2000
--------------------------------------
         D. P. Andrews

       /s/ W.H. Demisch                              Director                  August 8, 2000
--------------------------------------
         W. H. Demisch

        /s/ D.W. Dorman                              Director                  August 8, 2000
--------------------------------------
         D. W. Dorman

       /s/ W.A. Downing                              Director                  August 8, 2000
--------------------------------------
         W. A. Downing

        /s/ J.E. Glancy                              Director                  August 8, 2000
--------------------------------------
         J. E. Glancy

        /s/ B.R. Inman                               Director                  August 8, 2000
--------------------------------------
          B. R. Inman

        /s/ A.K. Jones                               Director                  August 8, 2000
--------------------------------------
          A. K. Jones

              SIGNATURE                              TITLE                         DATE
              ---------                              -----                         ----
    /s/ H.M.J. Kraemer, Jr.                          Director                  August 8, 2000
--------------------------------------
     H. M. J. Kraemer, Jr.

        /s/ C.B. Malone                              Director                  August 8, 2000
--------------------------------------
         C. B. Malone

       /s/ S.D. Rockwood                             Director                  August 8, 2000
--------------------------------------
        S. D. Rockwood

       /s/ L.A. Simpson                              Director                  August 8, 2000
--------------------------------------
         L. A. Simpson

      /s/ R.C. Smith, Jr.                            Director                  August 8, 2000
--------------------------------------
       R. C. Smith, Jr.

       /s/ E.A. Straker                              Director                  August 8, 2000
--------------------------------------
         E. A. Straker

        /s/ M.E. Trout                               Director                  August 8, 2000
--------------------------------------
          M. E. Trout

       /s/ J.P. Walkush                              Director                  August 8, 2000
--------------------------------------
         J. P. Walkush

     /s/ J.H. Warner, Jr.                            Director                  August 8, 2000
--------------------------------------
       J. H. Warner, Jr.

        /s/ J.A. Welch                               Director                  August 8, 2000
--------------------------------------
          J. A. Welch

        /s/ A.T. Young                               Director                  August 8, 2000
--------------------------------------
          A. T. Young